UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2017

ACLARIS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37581	46-0571712
(Commission File No.)	(IRS Employer Identification No.)

101 Lindenwood Drive, Suite 400

Malvern, PA 19355

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484) 324-7933

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2017, the board of directors (the “Board”) of Aclaris Therapeutics, Inc. (the “Company”) appointed Andrew Powell to serve as a director of the Company, effective immediately.  Mr. Powell will serve as a Class II director whose term will expire at the 2017 annual meeting of stockholders.  Mr. Powell also replaced Christopher Molineaux as a member of the Company’s Audit Committee and was appointed as a member of the Company’s Nominating and Corporate Governance Committee, effective immediately. There is no arrangement or understanding between Mr. Powell and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Powell and any of the Company’s other directors or executive officers.  The Company is not aware of any transaction involving Mr. Powell requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Mr. Powell is set forth below.

Andrew Powell, age 59, served as Senior Vice President, General Counsel and Corporate Secretary of Medivation, Inc. from May 2015 through the company’s acquisition by Pfizer Inc. and until November 2016. Prior to Medivation, Mr. Powell served as Executive Vice President, General Counsel and Corporate Secretary of InterMune, Inc. from September 2013 to March 2015, where he helped the company prepare for the U.S. approval and launch of Esbriet® (pirfenidone) as a treatment for idiopathic pulmonary fibrosis and played a leadership role in InterMune’s acquisition by Swiss drug maker Roche Holdings AG. Early in his career, Mr. Powell held positions of increasing responsibility for nearly 15 years at the multi-national healthcare company Baxter International, Inc., where he was instrumental in a series of transactions that established Baxter throughout Asia. Subsequently, he was part of the senior team that repositioned Collagenex Pharmaceuticals, Inc. as a leader in dermatology. Mr. Powell then served as Senior Vice President and General Counsel at ImClone Systems, Inc., where he helped the company grow before playing a key role in a successful process that resulted in a sale to Eli Lilly. Immediately prior to joining InterMune, he was Executive Vice President, General Counsel and Secretary at Cornerstone Therapeutics, Inc. through its successful sale to Chiesi Farmaceutici S.p.A. Mr. Powell holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a J.D. from Stanford Law School.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Mr. Powell will be granted a nonqualified stock option to purchase 16,000 shares of the Company’s common stock.  The stock option will have an exercise price per share equal to the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in 36 equal monthly installments subject to Mr. Powell’s Continuous Service (as defined in the Company’s 2015 Equity Incentive Plan) through such vesting dates.  Additionally, Mr. Powell will be entitled to receive a $35,000 annual retainer for his service as director, a $7,500 annual retainer for his service on the Audit Committee and a $4,000 annual retainer for his service on the Nominating and Corporate Governance Committee.  At each annual stockholder meeting following which Mr. Powell’s term as a director continues, Mr. Powell will be entitled to receive an additional nonqualified stock option to purchase 8,000 shares of the Company’s common stock, which option will vest and become exercisable in 12 equal monthly installments following the date of grant.  Mr. Powell has also entered into the Company’s standard form of indemnification agreement.

Item 7.01             Regulation FD Disclosure.

On January 26, 2017, the Company issued a press release announcing the appointment of Mr. Powell.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated January 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aclaris Therapeutics, Inc.

Date: January 26, 2017
	By:	/s/ Frank Ruffo
Frank Ruffo
Chief Financial Officer